Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports 2015 Third Quarter, Nine-Month Results

Mountain View, CA. – November 5, 2015 – IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the third quarter and nine months ended October 3, 2015.

•

Revenues were $9.8 million in the third quarter of 2015 compared to $10.1 million in the 2014 third quarter and $9.0 million in the second quarter of 2015. For the first nine months of 2015, revenues were $29.6 million compared to $31.0 million in the prior year period.

•	Gross margin for the 2015 third quarter was 49.3% compared to 50.9% in the third quarter of the prior year.
•	In the 2015 third quarter, the operating income was $0.1 million compared to $0.6 million in the 2014 third quarter.
•

Net income for the third quarter of 2015 was $0.4 million, or $0.04 per diluted share, compared to $0.5 million, or $0.05 per diluted share, in the prior year period. Net income for the first nine months of 2015 was $0.1 million, or $0.00 per share, compared to net income of $1.3 million, or $0.12 per diluted share, in the first nine months of 2014.

•

Guidance: For the 2015 fourth quarter, the Company anticipates revenue of $11.5 million to $11.9 million, gross margin is anticipated to come in between 48% and 50%, and operating expenses are expected to be $5.3 million to $5.5 million.

President and CEO Will Moore said, “The third quarter performance showed strong execution both in operations and commercial efforts.  We have been successful in working our way through the supply-chain issue that began impacting us during the second quarter and are now coming out of that challenge with even higher quality standards.  In addition, our glaucoma platform launch continues to be very well received, with placements ahead of schedule.  This includes our patented disposable MP3 probes and new, related disposable products and services that are approaching launch in the coming months.”

Moore continued, “We are very excited about our activity level during the third quarter, and we look forward to reporting additional progress through the close of the year.  This should include news related to the ophthalmic industry’s largest annual trade show, which will occur in November.  We have a dynamic line-up which we believe will highlight the progress we are making with our glaucoma initiative.”

Share Repurchase Program

During the 2015 third quarter, the Company continued to execute its share repurchase program.  Approximately 120,000 shares were repurchased at an average price of $7.25 per share.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, November 5, 2015, at 5:00 pm Eastern Time.  Interested parties may access the live conference call by dialing (877) 407-0784 (US) or (201) 689-8560 (International) and requesting the IRIDEX 2015 Third Quarter Results Conference Call, or by visiting the Company’s website at www.iridex.com.  A telephone replay will be available beginning on Thursday, November 5, 2015 through Thursday, November 12, 2015 by dialing (877) 870-5176 (US) or (858) 384-5517 (International) and entering Replay Pin # 13622762.  In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning its anticipated bookings and revenues, future demand and order levels for the Company’s products, the timing and outcome of any steps that the Company may take to address supply chain issues, the adoption and effect of Company products, including MP3 probes and related disposable products and services, on our results, the markets in which the Company operates, trends in treatment and product adoption and usage, product plans and future product releases, the Company’s guidance concerning fiscal 2015 fourth quarter results, including anticipated ranges of revenue, gross margin, operating expenses and gross margin rates, the Company’s share repurchase program, future marketing activities, and the Company’s strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:
Will Moore	Matt Clawson
President & Chief Executive Officer	Pure Communications
650-940-4700	949-370-8500
matt@purecommunicationsinc.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2015	2014	2015	2014

Total revenues	$9,815	$10,118	$29,644	$31,036
Cost of revenues	4,974	4,969	15,176	15,532
Gross profit	4,841	5,149	14,468	15,504

Operating expenses:
Research and development	1,237	1,096	4,000	3,596
Sales and marketing	2,234	1,980	6,463	5,784
General and administrative	1,227	1,467	4,206	4,521
Total operating expenses	4,698	4,543	14,669	13,901

Income (loss) from operations	143	606	(201)	1,603
Other income (expense), net	164	(112)	134	(300)
Income (loss) from operations before (benefit from) provision for income taxes	307	494	(67)	1,303
(Benefit from) provision for income taxes	(135)	4	(103)	29
Net income	442	490	36	1,274

Net income per share:
Basic	$0.04	$0.05	$0.00	$0.13
Diluted	$0.04	$0.05	$0.00	$0.12

Weighted average shares used in computing net income per share:
Basic	9,972	9,869	9,956	9,918
Diluted	10,094	10,255	10,142	10,397

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	October 3,	January 3,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$10,213	$13,303
Accounts receivable, net	7,736	8,337
Inventories	11,184	9,119
Prepaid expenses and other current assets	666	510
Deferred income taxes - current	1,625	1,625
Total current assets	31,424	32,894
Property and equipment, net	1,089	735
Intangible assets, net	272	284
Goodwill	533	533
Deferred income taxes - long term	7,149	7,151
Other long-term assets	184	221
Total assets	$40,651	$41,818

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,559	$1,758
Accrued compensation	1,311	1,863
Accrued expenses	1,536	1,770
Accrued warranty	528	469
Deferred revenue	1,211	1,179
Total current liabilities	7,145	7,039

Long-term liabilities:
Other long-term liabilities	686	1,043
Total liabilities	7,831	8,082

Stockholders' equity:
Common stock	110	108
Additional paid-in capital	37,557	38,511
Accumulated deficit	(4,847)	(4,883)
Total stockholders' equity	32,820	33,736
Total liabilities and stockholders' equity	$40,651	$41,818